Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2023 Earnings Release
February 5, 2024

FOR IMMEDIATE RELEASE

Cat Financial Announces 2023 Year-End Results

Full-Year 2023 vs. Full-Year 2022
Cat Financial reported revenues of $3.25 billion for 2023, an increase of $514 million, or 19%, compared with $2.73 billion for 2022. The increase in revenues was primarily due to a $450 million favorable impact from higher average financing rates. Profit was $563 million for 2023, an increase of $28 million, or 5%, compared with $535 million for 2022.
Profit before income taxes was $760 million for 2023, an increase of $29 million, or 4%, compared with $731 million for 2022. The increase was primarily due to a $56 million increase in net yield on average earning assets and a $32 million favorable impact from a lower provision for credit losses, partially offset by a $57 million increase in general, operating and administrative (GO&A) expenses.
The provision for income taxes reflected an annual tax rate of 25% for 2023 compared with 26% for 2022. The provision for income taxes in 2023 included a non-cash benefit of $22 million from a reduction in the valuation allowance against the deferred tax assets of a non-U.S. subsidiary, and a tax charge of $27 million for the repatriation of earnings and change in the reinvestment position of a non-U.S. subsidiary.
During 2023, retail new business volume was $12.11 billion, an increase of $750 million, or 7%, compared with $11.36 billion for 2022. The increase was primarily driven by higher volume in North America.
At the end of 2023, past dues were 1.79%, compared with 1.89% at the end of 2022. Write-offs, net of recoveries, were $65 million for 2023, compared with $46 million for 2022. As of December 31, 2023, the allowance for credit losses totaled $331 million, or 1.18% of finance receivables, compared with $346 million, or 1.29% of finance receivables at December 31, 2022.
Fourth-Quarter 2023 vs. Fourth-Quarter 2022
Cat Financial reported fourth-quarter 2023 revenues of $841 million, an increase of $117 million, or 16%, compared with $724 million in the fourth quarter of 2022. The increase in revenues was primarily due to an $89 million favorable impact from higher average financing rates and a $31 million favorable impact from higher average earning assets. Fourth-quarter 2023 profit was $166 million, an increase of $48 million, or 41%, compared with $118 million in the fourth quarter of 2022.

Fourth-quarter 2023 profit before income taxes was $181 million, an increase of $30 million, or 20%, compared with $151 million in the fourth quarter of 2022. The increase was mainly due to a $21 million favorable impact from a lower provision for credit losses, a $14 million favorable impact from higher average earning assets and a $12 million increase in net yield on average earning assets. These favorable impacts were partially offset by a $20 million increase in GO&A expenses.
During the fourth quarter of 2023, retail new business volume was $3.60 billion, an increase of $839 million, or 30%, compared with $2.76 billion in the fourth quarter of 2022. The increase was primarily driven by higher volume in North America.
"We are very pleased with the strong performance of our business and health of our global portfolio during 2023,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains committed to executing our strategy and providing financial services solutions to Caterpillar customers and dealers worldwide.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FULL-YEAR 2023 VS. FULL-YEAR 2022
(ENDED DECEMBER 31)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$3,248	$2,734	19%
Profit Before Income Taxes	$760	$731	4%
Profit (excluding profit attributable to noncontrolling interests)	$563	$535	5%
Retail New Business Volume	$12,105	$11,355	7%
Total Assets	$33,112	$31,957	4%

FOURTH-QUARTER 2023 VS. FOURTH-QUARTER 2022
(ENDED DECEMBER 31)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$841	$724	16%
Profit Before Income Taxes	$181	$151	20%
Profit (excluding profit attributable to noncontrolling interests)	$166	$118	41%
Retail New Business Volume	$3,595	$2,756	30%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers ; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.